NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS FIRST QUARTER 2024 RESULTS

HOUSTON, TX - May 7, 2024 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights

•Revenue of $175 million
•Net loss of $(22) million and diluted loss per share of $(1.38)
•Adjusted EBITDA of $12 million
•Net loss margin of (13)%
•Adjusted EBITDA margin of 7%
•Liquidity of $128 million, consisting of approximately $85 million of cash and approximately $43 million of available borrowing capacity under the March 2024 asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate
•Set what we believe to be a new US coiled tubing depth record of 28,915 feet

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt, Net Leverage Ratio and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “Our first quarter performance was marked by both expected and unexpected challenges. As we discussed on our recent 2023 fourth quarter conference call, our Rockies, Mid-Con, and Permian operations were impacted in January by the extreme weather conditions caused by the polar vortex as well as activity delays due to operator-initiated safety standdowns in the Rockies leading to white space and unabsorbed costs. Early first quarter performance was also affected by outsized white space on our calendars at the beginning of the year as operators finalized budgets leading to a slower start in our completion and production services product service lines.

“We are pleased to report that we exited the first quarter on a stronger Adjusted EBITDA run-rate than when we began the quarter, with March generating our strongest Adjusted EBITDA month of the quarter,” added Baker. “And as we look at our calendars today, April 2024 was our strongest revenue month since November 2023 and we see a further inflection in May and June activity.

“In addition to the incremental revenue gains in the second quarter of 2024, we have initiated several cost cutting measures on both the fixed and variable side of our cost structure during the first and start of the second quarters which should help improve margins in the second quarter and beyond. Operationally, KLX continues to lead the industry with record-setting performance. In the first quarter of 2024, we believe KLX set the bar for US onshore coiled tubing drill-outs, setting new records for both total depth (“TD”) and lateral length. KLX reached a TD greater than 28,600 feet and post-curve lateral lengths in excess of 20,400 feet on five consecutive wells. On the deepest well, KLX achieved an unprecedented TD of 28,915 feet, resulting in a groundbreaking milestone lateral length of 3.9 miles. We believe that with market-leading tubing capacity and best-in-class engineering and execution, KLX has decisively answered the question as to whether coiled tubing can remain competitive on extended reach laterals in excess of 3 miles. KLX will continue to be a leader in extended-reach completions capabilities, and we expect more positives to come from our coiled tubing segment and the KLX PhantM™ dissolvable frac plugs, SpectrA™ drilling motors, and OraclE-SRT™,” concluded Baker.

First Quarter 2024 Financial Results

Revenue for the first quarter of 2024 totaled $174.7 million, a decrease of (10.0)% compared to the fourth quarter of 2023 revenue of $194.2 million. The decrease in revenue reflects a seasonal activity slowdown as well as a broader decrease due to reduced industry activity, inclement weather and non-KLX-related safety standdowns in the first quarter. On a product line basis, drilling, completion, production and intervention services contributed approximately 24%, 54%, 13% and 9%, respectively, to revenues for the first quarter of 2024.

Net loss for the first quarter of 2024 was $(22.2) million, compared to the fourth quarter of 2023 net loss of $(9.2) million. Adjusted net loss for the first quarter of 2024 was $(19.9) million, compared to the fourth quarter of 2023 adjusted net loss of $(8.7) million. Adjusted EBITDA for the first quarter of 2024 was $12.0 million, compared to the fourth quarter of 2023 Adjusted EBITDA of $23.0 million. Adjusted EBITDA margin for the first quarter of 2024 was 6.9%, compared to the fourth quarter of 2023 Adjusted EBITDA margin of 11.8%.

First Quarter 2024 Segment Results

The Company reports revenue, operating (loss) income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

•Rocky Mountains: Revenue, operating loss and Adjusted EBITDA for the Rocky Mountains segment was $45.6 million, $(1.2) million and $5.4 million, respectively, for the first quarter of 2024. First quarter revenue represents a (24.0)% sequential decrease over the fourth quarter of 2023 largely due to a (2)% reduction in average rig count, annual seasonality, inclement weather and non-KLX-related safety standdowns, which negatively affected the vast majority of our regional drilling, completion and production offerings, including rentals, tech services, frac rentals and wireline. Segment operating income and Adjusted EBITDA decreased (117.9)% and (57.5)%, respectively, as a function of the seasonal decrease in revenue, which is expected to materially correct as we progress through the second quarter of 2024.

•Southwest: Revenue, operating loss and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $69.4 million, $(0.7) million and $6.7 million, respectively, for the first quarter of 2024. First quarter revenue represents a 3.1% sequential increase over the fourth quarter of 2023 largely due to operational and management changes aided by a 1% increase in average rig count, which positively affected our flowback, wireline, tech services and coiled tubing offerings, despite being negatively affected by the extreme weather in the Permian. Segment operating income and Adjusted EBITDA decreased (141.2)% and (23.9)%, respectively, as a function of slightly reduced pricing and the maintenance of slightly elevated staffing levels to support an expected increase in second quarter activity.

•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $59.7 million, $2.4 million and $10.2 million, respectively, for the first quarter of 2024. First quarter revenue represents a 10.8% sequential decrease over the fourth quarter of 2023 due to reduced regional gas-focused activity across the vast majority of our drilling, completion and production offerings, including coiled tubing, directional drilling, accommodations and tech services. Segment operating income and Adjusted EBITDA decreased (41.5)% and (4.7)%, respectively, largely due to lower pricing.

The following is a tabular summary of revenue, operating (loss) income and Adjusted EBITDA (loss) for the first quarter ended March 31, 2024, the fourth quarter ended December 31, 2023 and the first quarter ended March 31, 2023 ($ in millions).

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Revenue:
Rocky Mountains	$45.6	$60.0	$67.9
Southwest	69.4	67.3	73.4
Northeast/Mid-Con	59.7	66.9	98.3
Total revenue	$174.7	$194.2	$239.6

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating (loss) income:
Rocky Mountains	$(1.2)	$6.7	$9.8
Southwest	(0.7)	1.7	4.8
Northeast/Mid-Con	2.4	4.1	18.7
Corporate and other	(13.6)	(10.5)	(14.4)
Total operating (loss) income	$(13.1)	$2.0	$18.9

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Adjusted EBITDA (loss)
Rocky Mountains	$5.4	$12.7	$15.5
Southwest	6.7	8.8	10.2
Northeast/Mid-Con	10.2	10.7	23.7
Segment total	22.3	32.2	49.4
Corporate and other	(10.3)	(9.2)	(11.2)
Total Adjusted EBITDA(1)	$12.0	$23.0	$38.2
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net (Loss) Income to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of March 31, 2024 was $284.6 million. As of March 31, 2024, cash and cash equivalents totaled $84.9 million. Available liquidity as of March 31, 2024 was $127.6 million, including availability of $42.7 million on the March 2024 ABL Facility borrowing base certificate. The senior secured notes bear interest at an annual rate of 11.5% (the “Senior Secured Notes”), payable semi-annually in arrears on May 1st and November 1st. Accrued interest as of March 31, 2024 was $11.4 million for the Senior Secured Notes and $0.0 million related to the ABL Facility.

Net working capital as of March 31, 2024 was $59.7 million, a 26% increase from December 31, 2023 driven by a slight increase in days sales outstanding and reduction in days payable outstanding and accrued liabilities, including payroll and 2023 incentive bonuses. We expect to build up the cash balance as we navigate the remainder of the year.

KLX did not sell any shares under our at-the-market offering program in the first quarter ended March 2024.

Other Financial Information

Capital expenditures were $13.5 million during the first quarter of 2024, an increase of $0.7 million or 5.5% compared to capital expenditures of $12.8 million in the fourth quarter of 2023. Capital spending during the first quarter was driven primarily by maintenance capital expenditures across our segments.

As of March 31, 2024, we had $2.3 million of assets held for sale related to one facility and select equipment in the Rocky Mountains and Southwest segments.

Guidance
•Expect second quarter 2024 revenue of $180 million to $200 million
•Expect second quarter 2024 adjusted EBITDA margin of 9% to 11%

Conference Call Information

KLX will conduct its first quarter 2024 conference call, which can be accessed via dial-in or webcast, on Wednesday, May 8, 2024 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-862-298-0702 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through May 22, 2024, and may be accessed by dialing 1-201-612-7415 and using passcode 13745818#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 50 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our ability to renew and refinance our debt; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; increases in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict and tensions in the Middle East; supply chain issues; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Revenues	$174.7	$194.2	$239.6
Costs and expenses:
Cost of sales	144.0	152.2	180.9
Depreciation and amortization	21.9	19.8	16.5
Selling, general and administrative	21.6	19.8	26.2
Research and development costs	0.3	0.4	0.3
Bargain purchase gain	—	—	(3.2)
Operating (loss) income	(13.1)	2.0	18.9
Non-operating expense:
Interest income	(0.7)	(0.9)	—
Interest expense	9.6	9.3	9.3
(Loss) income before income tax	(22.0)	(6.4)	9.6
Income tax expense	0.2	2.8	0.2
Net (loss) income	$(22.2)	$(9.2)	$9.4

Net (loss) income per common share:
Basic	$(1.38)	$(0.58)	$0.66
Diluted	$(1.38)	$(0.58)	$0.65

Weighted average common shares:
Basic	16.1	16.0	14.2
Diluted	16.1	16.0	14.4

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$84.9	$112.5
Accounts receivable–trade, net of allowance of $4.4 and $5.5	120.5	127.0
Inventories, net	33.3	33.5
Prepaid expenses and other current assets	14.9	17.3
Total current assets	253.6	290.3
Property and equipment, net(1)	217.2	220.6
Operating lease assets	21.3	22.3
Intangible assets, net	1.7	1.8
Other assets	3.7	4.8
Total assets	$497.5	$539.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74.5	$87.9
Accrued interest	11.4	4.6
Accrued liabilities	34.5	42.7
Current portion of operating lease obligations	7.0	6.9
Current portion of finance lease obligations	19.9	22.0
Total current liabilities	147.3	164.1
Long-term debt	284.6	284.3
Long-term operating lease obligations	14.8	16.0
Long-term finance lease obligations	33.6	36.2
Other non-current liabilities	0.3	0.4
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 17.3 and 14.3 issued	0.2	0.1
Additional paid-in capital	554.1	553.4
Treasury stock, at cost, 0.5 shares and 0.4 shares	(5.8)	(5.3)
Accumulated deficit	(531.6)	(509.4)
Total stockholders’ equity	16.9	38.8
Total liabilities and stockholders’ equity	$497.5	$539.8

(1) Includes right-of-use assets - finance leases

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and Net Leverage Ratio measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Adjusted Net (Loss) Income as consolidated net (loss) income adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net (Loss) Income is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted (Loss) Earnings per share as the quotient of Adjusted Net (Loss) Income and diluted weighted average common shares. We believe that Adjusted Diluted (Loss) Earnings per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment plus interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

We define Net Leverage Ratio as Net Debt divided by Adjusted EBITDA. We believe that Net Leverage Ratio provides useful information to investors because it is an important indicator of the Company’s indebtedness in relation to our operating performance.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net (Loss) Income to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Consolidated net (loss) income	$(22.2)	$(9.2)	$9.4
Income tax expense	0.2	2.8	0.2
Interest expense, net	8.9	8.4	9.3
Operating (loss) income	(13.1)	2.0	18.9
Bargain purchase gain	—	—	(3.2)
One-time net costs (benefits), excluding impairment and other charges (1)	2.3	0.5	5.3
Adjusted operating (loss) income	(10.8)	2.5	21.0
Depreciation and amortization	21.9	19.8	16.5
Non-cash compensation	0.9	0.7	0.7
Adjusted EBITDA	$12.0	$23.0	$38.2
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2024 relate to professional services.

KLX Energy Services Holdings, Inc.
Consolidated Net (Loss) Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Consolidated net (loss) income	$(22.2)	$(9.2)	$9.4
Revenue	174.7	194.2	239.6
Consolidated net (loss) income margin percentage	(12.7)%	(4.7)%	3.9%

(1) Consolidated net (loss) income margin is defined as the quotient of consolidated net (loss) income and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Adjusted EBITDA	$12.0	$23.0	$38.2
Revenue	174.7	194.2	239.6
Adjusted EBITDA Margin Percentage	6.9%	11.8%	15.9%

(1) Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is net (loss) income excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Rocky Mountains operating (loss) income	$(1.2)	$6.7	$9.8
One-time costs (1)	—	—	—
Adjusted operating (loss) income	(1.2)	6.7	9.8
Depreciation and amortization expense	6.6	6.0	5.7
Non-cash compensation	—	—	—
Rocky Mountains Adjusted EBITDA	$5.4	$12.7	$15.5

(1) One-time costs are defined in the Reconciliation of Consolidated Net (Loss) Income to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Southwest Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Southwest operating (loss) income	$(0.7)	$1.7	$4.8
One-time costs (1)	—	0.3	—
Adjusted operating (loss) income	(0.7)	2.0	4.8
Depreciation and amortization expense	7.4	6.8	5.4
Non-cash compensation	—	—	—
Southwest Adjusted EBITDA	$6.7	$8.8	$10.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net (Loss) Income to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Northeast/Mid-Con operating income	$2.4	$4.1	$18.7
One-time costs (1)	0.3	0.1	—
Adjusted operating income	2.7	4.2	18.7
Depreciation and amortization expense	7.4	6.4	5.0
Non-cash compensation	0.1	0.1	—
Northeast/Mid-Con Adjusted EBITDA	$10.2	$10.7	$23.7
(1) One-time costs are defined in the Reconciliation of Consolidated Net (Loss) Income to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating (Loss) Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Rocky Mountains
Operating (loss) income	$(1.2)	$6.7	$9.8
Revenue	45.6	60.0	67.9
Segment operating (loss) income margin percentage	(2.6)%	11.2%	14.4%
Southwest
Operating (loss) income	(0.7)	1.7	4.8
Revenue	69.4	67.3	73.4
Segment operating (loss) income margin percentage	(1.0)%	2.5%	6.5%
Northeast/Mid-Con
Operating income	2.4	4.1	18.7
Revenue	59.7	66.9	98.3
Segment operating income margin percentage	4.0%	6.1%	19.0%
(1) Segment operating (loss) income margin is defined as the quotient of segment operating (loss) income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Rocky Mountains
Adjusted EBITDA	$5.4	$12.7	$15.5
Revenue	45.6	60.0	67.9
Adjusted EBITDA Margin Percentage	11.8%	21.2%	22.8%
Southwest
Adjusted EBITDA	6.7	8.8	10.2
Revenue	69.4	67.3	73.4
Adjusted EBITDA Margin Percentage	9.7%	13.1%	13.9%
Northeast/Mid-Con
Adjusted EBITDA	10.2	10.7	23.7
Revenue	59.7	66.9	98.3
Adjusted EBITDA Margin Percentage	17.1%	16.0%	24.1%
(1) Segment Adjusted EBITDA margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating (loss) income excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net (Loss) Income to Adjusted Net (Loss) Income and
Adjusted Diluted (Loss) Earnings per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Consolidated net (loss) income	$(22.2)	$(9.2)	$9.4
Bargain purchase gain	—	—	(3.2)
One-time costs(1)	2.3	0.5	5.3
Adjusted Net (Loss) Income	$(19.9)	$(8.7)	$11.5
Diluted weighted average common shares	16.1	16.0	14.4
Adjusted Diluted (Loss) Earnings per share(2)	$(1.24)	$(0.54)	$0.80
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2024 relate to professional services.
(2) Adjusted Diluted (Loss) Earnings per share is defined as the quotient of Adjusted Net (Loss) Income and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net cash flow (used in) provided by operating activities	$(10.8)	$38.6	$(8.6)
Capital expenditures	(13.5)	(12.8)	(10.3)
Proceeds from sale of property and equipment	3.3	3.0	5.0
Levered Free Cash Flow	(21.0)	28.8	(13.9)
Add: Interest expense, net	8.9	8.4	9.3
Unlevered Free Cash Flow	$(12.1)	$37.2	$(4.6)

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2024	December 31, 2023
Current assets	$253.6	$290.3
Less: Cash	84.9	112.5
Net current assets	168.7	177.8
Current liabilities	147.3	164.1
Less: Accrued interest	11.4	4.6
Less: Operating lease obligations	7.0	6.9
Less: Finance lease obligations	19.9	22.0
Net current liabilities	109.0	130.6
Net working capital	$59.7	$47.2

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2024	December 31, 2023
Total Debt	$284.6	$284.3
Cash	84.9	112.5
Net Debt	$199.7	$171.8
(1) Net Debt is defined as total debt less cash and cash equivalents.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Leverage Ratio(1)
(In millions of U.S. dollars)
(Unaudited)

	Last Twelve Months Ended
	As of March 31, 2024	As of December 31, 2023
Adjusted EBITDA	$111.4	$137.6
Net Debt	199.7	171.8
Net Leverage Ratio	1.8	1.2
(1) Net Leverage Ratio is defined as Net Debt divided by Adjusted EBITDA for the Last Twelve Months.